Exhibit 1.1

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

TEEKAY OFFSHORE GP L.L.C.

This AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”), dated as of May 8, 2019, of Teekay Offshore GP L.L.C., a Marshall Islands non-resident domestic limited liability company (the “Company”), is by and among Teekay Holdings Limited, a Bermuda corporation (“TK”), and Brookfield TK TOGP L.P., a Bermuda limited partnership (“Brookfield”). WHEREAS, TK and Brookfield entered into that Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 25, 2017 (the “LLC Agreement”);

WHEREAS, pursuant to that certain Securities and Loan Purchase Agreement (the “Purchase Agreement”), dated as of April 29, 2019, by and among Teekay Corporation, a Republic of the Marshall Islands corporation, TK, Teekay Shipping Limited, a Bermuda corporation, Brookfield TK TOLP L.P., a Bermuda limited partnership and Brookfield, TK has agreed to transfer the entirety of its 49% interest in the currently outstanding Shares (the “Transferred Shares”) to Brookfield for the portion of the Purchase Price (as defined in the Purchase Agreement) allocated to the Transferred Shares under the Purchase Agreement.

WHEREAS, concurrently with the execution of this Amendment, TK will assign to Brookfield the Transferred Shares;     WHEREAS, the Company maintains a schedule of all Members setting forth the percentage of Shares held by each of them; and

WHEREAS, TK and Brookfield now desire to amend the LLC Agreement as set forth in this Amendment to effect the sale and transfer from TK to Brookfield of the Transferred Shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the LLC Agreement.

2. Sale and Transfer of Transferred Shares. TK does hereby sell, transfer, assign and deliver to Brookfield, and Brookfield does hereby accept, all of TK’s right, title and interest in the Transferred Shares and all of TK’s rights and obligations as a TK Member, in exchange for, and against receipt by TK (or TK’s designee) of, the Purchase Price.

3. Amendment to LLC Agreement.

(a) Schedule A hereto sets forth the Members Schedule as of the execution of this Amendment.

(b) Section 3.1(c)(i) of the LLC Agreement shall be replaced in its entirety with the following:

Until the earlier of (x) the date that is 12 months from the date hereof or (y) the date of termination of the Licensing Agreement, Teekay Corporation will have the right to elect one TK Director.

4. No Further Amendment. Except as expressly provided in this Amendment, the terms and conditions of the LLC Agreement are and remain in full force and effect.

5. Counterparts; Email and Facsimile. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same agreement.

6. Governing Law. The provisions set forth in Section 13.2 of the LLC Agreement are hereby incorporated mutatis mutandis.

* * * *

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Teekay Offshore GP L.L.C. as of the date first written above.

TEEKAY HOLDINGS LIMITED

By:	/s/ Edith Robinson
Name: Edith Robinson
Title: President and Secretary

BROOKFIELD TK TOGP L.P.

BY ITS GENERAL PARTNER, BROOKFIELD CAPITAL PARTNERS (BERMUDA) LTD.

By:	/s/ Gregory McConnie
Name: Gregory McConnie
Title: Director

[Signature Page to Amendment No. 2 to Second A&R Limited Liability Company Agreement]

Schedule A

Teekay Offshore GP L.L.C.

Members Schedule

(as of April 8, 2019)

% of Shares
Brookfield TK TOGP L.P. c/o Brookfield Capital Partners (Bermuda) Ltd. 73 Front Street, 5th Floor Hamilton HM 12, Bermuda Attention: Manager—Corporate Services Facsimile: (441) 296-4475 Email: Jane.Sheere@brookfield.com	100%

With a copy (which copy alone shall not constitute notice):

Brookfield TK TOGP L.P.

c/o Brookfield Capital Partners Ltd.

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario, M5J 2T3

Attention:        Ryan Szainwald, Managing Partner

Facsimile:        (416) 369-2301

Email:               Ryan.Szainwald@brookfield.com

With a copy (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:        Joshua N. Korff, Esq.

                         Elazar Guttman, Esq.

                         Ross M. Leff, Esq.

                         Douglas E. Bacon, Esq.

Facsimile:       (212) 446-4900

Email:             JKorff@kirkland.com

                         Elazar.Guttman@kirkland.com

                         Ross.Leff@kirkland.com

                         Douglas E. Bacon, Esq.

Total	100%